EXHIBIT 4.3

MTM TECHNOLOGIES, INC.

AMENDMENT NO. 1
TO
PURCHASE AGREEMENT

This Amendment No. 1 (this "Amendment") to the Purchase Agreement dated December 7, 2004 (the “Purchase Agreement”), among MTM Technologies, Inc., a New York corporation (the "Company"), and the purchasers listed on Schedule I thereto, each of which is referred to as a "Purchaser", and, collectively, as the "Purchasers" is entered into as of March 11, 2005.

Background

The Purchase Agreement provides, among other things, that the Company will seek approval of its shareholders to the restatement of its Restated Certificate of Incorporation in the form attached as Exhibit B to the Purchase Agreement.

Such form contained a clerical error in one of its provisions.

The Company and the Purchasers desire to correct such provision of such form as more particularly provided herein.

Capitalized terms used herein and not defined shall have the meanings given such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.  Amendments.

(a)  Section B(4)(a)(v)(2)(g) of ARTICLE FOURTH of the Restated Certificate attached as Exhibit B to the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

            “(g) the issuance of shares in connection with a firm commitment underwritten public offering of Common Stock with a nationally recognized investment banking firm at a price per share offered to the public of at least $5.00 per share of Common Stock which results in gross cash proceeds to the Corporation of at least $25,000,000;”

2.  Entire Agreement. This Amendment and the Purchase Agreement are to be read together as one instrument. The Purchase Agreement shall remain in full force and effect, except as modified hereby.

3.  Governing Law. This Amendment is made pursuant to, and shall be governed by and construed in accordance with, the laws of the State of New York, other than provisions thereof relating to conflicts of law.

4.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be considered an original and which shall together constitute one instrument.

5.  Headings. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

[Remainder of this page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

The Company: MTM TECHNOLOGIES, INC.
By:	/s/ Francis J. Alfano
Name: Francis J. Alfano Title: Chief Executive Officer

The Purchasers: PEQUOT PRIVATE EQUITY FUND III, L.P.
By:	Pequot Capital Management, Inc., its Investment Manager
By:	/s/ Aryeh Davis
Name: Aryeh Davis Title: General Counsel

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.
By:	Pequot Capital Management, Inc., its Investment Manager
By:	/s/ Aryeh Davis
Name: Aryeh Davis Title: General Counsel

CONSTELLATION VENTURE CAPITAL II, L.P.
By:	Constellation Ventures Management II, LLC Its General Partner
By:	/s/ Clifford Friedman
Name: Clifford Friedman Title: Senior Managing Director

CONSTELLATION VENTURE CAPITAL OFFSHORE II, L.P.
By:	Constellation Ventures Management II, LLC Its General Partner
By:	/s/ Clifford Friedman
Name: Clifford Friedman Title: Senior Managing Director

THE BSC EMPLOYEE FUND VI, L.P.
By:	Constellation Ventures Management II, LLC Its General Partner
By:	/s/ Clifford Friedman
Name: Clifford Friedman Title: Senior Managing Director

CVC II PARTNERS, LLC
By:	The Bear Stearns Companies Inc. Its Managing Member
By:	/s/ Clifford Friedman
Name: Clifford Friedman Title: Senior Managing Director